Exhibit (a)(5)(D)

Press Release

Hart-Scott-Rodino waiting period expires for Sanofi’s acquisition of Provention Bio, Inc.

Paris, France – April 26, 2023 – Sanofi announced today that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), applicable to Sanofi’s proposed acquisition of Provention Bio, Inc. (“Provention Bio”, NASDAQ: PRVB) has expired.

On March 24, 2023, Sanofi commenced a cash tender offer (the “Offer”) to purchase all outstanding shares of common stock of Provention Bio (the “Shares”), for $25.00 per Share, to the seller thereof in cash, without interest and subject to any withholding taxes required by applicable law. As a result of the expiration of the waiting period under the HSR Act, the condition to the Offer relating to the expiration or termination of the waiting period under the HSR Act has been satisfied.

The consummation of the Offer remains subject to various conditions, including the tender of a number of Shares which, together with the Shares owned by Sanofi and its wholly owned subsidiaries (including Zest Acquisition Sub, Inc.), represent at least a majority of the Shares outstanding immediately prior to the expiration of the Offer and other customary conditions described in the Offer to Purchase filed by Sanofi with the U.S. Securities and Exchange Commission (the “SEC”) on March 24, 2023, as amended.

The Offer is scheduled to expire at one minute after 11:59 P.M., Eastern Time, on April 26, 2023. The Offer may be extended further in accordance with the merger agreement, dated March 12, 2023, by and among Sanofi, Zest Acquisition Sub, Inc. and Provention Bio, and the applicable rules and regulations of the SEC. All other terms and conditions of the Offer remain unchanged.

Innisfree M&A Incorporated is acting as information agent for the tender offer. Requests for documents and questions regarding the tender offer may be directed to Innisfree M&A Incorporated by telephone, toll-free at (877) 800-5195 for shareholders, or collect at (212) 750-5833 for Banks and Brokers.

About Sanofi

We are an innovative global healthcare company, driven by one purpose: we chase the miracles of science to improve people’s lives. Our team, across some 100 countries, is dedicated to transforming the practice of medicine by working to turn the impossible into the possible. We provide potentially life-changing treatment options and life-saving vaccine protection to millions of people globally, while putting sustainability and social responsibility at the center of our ambitions.

Sanofi is listed on EURONEXT: SAN and NASDAQ: SNY

Media Relations

Sandrine Guendoul | + 33 6 25 09 14 25 | sandrine.guendoul@sanofi.com

Evan Berland | + 1 215 432 0234 | evan.berland@sanofi.com

Nicolas Obrist | + 33 6 77 21 27 55 | nicolas.obrist@sanofi.com

1/2

Investor Relations

Eva Schaefer-Jansen | + 33 7 86 80 56 39 | eva.schaefer-jansen@sanofi.com

Arnaud Delépine | + 33 6 73 69 36 93 | arnaud.delepine@sanofi.com

Corentine Driancourt | + 33 6 40 56 92 21 | corentine.driancourt@sanofi.com

Felix Lauscher | + 1 908 612 7239 | felix.lauscher@sanofi.com

Tarik Elgoutni | + 1 617 710 3587 | tarik.elgoutni@sanofi.com

Nathalie Pham | + 33 7 85 93 30 17 | nathalie.pham@sanofi.com

Sanofi Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements are statements that are not historical facts. These statements may include projections and estimates regarding the marketing and other potential of the product, or regarding potential future revenues from the product, and their underlying assumptions, statements regarding plans, objectives, intentions and expectations with respect to future financial results, events, operations, services, product development and potential, and statements regarding future performance. Forward-looking statements are generally identified by the words “expects”, “anticipates”, “believes”, “will be”, “intends”, “estimates”, “plans” and similar expressions. Although Sanofi’s management believes that the expectations reflected in such forward-looking statements are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of Sanofi, that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include among other things, unexpected regulatory actions or delays, or government regulation generally, that could affect the availability or commercial potential of the product, the fact that product may not be commercially successful and risks related to Sanofi’s ability to complete the acquisition on the proposed terms or on the proposed timeline, including the receipt of required regulatory approvals, the possibility that competing offers will be made, other risks associated with executing business combination transactions, such as the risk that the businesses will not be integrated successfully, that such integration may be more difficult, time-consuming or costly than expected or that the expected benefits of the acquisition will not be realized, as well as other risks related to Sanofi’s business, including the uncertainties inherent in research and development, including future clinical data and analysis of existing clinical data relating to the product, including post marketing, unexpected safety, quality or manufacturing issues, competition in general, risks associated with intellectual property and any related future litigation and the ultimate outcome of such litigation, and volatile economic and market conditions, and the impact that pandemics or other global crises may have on us, our customers, suppliers, vendors, and other business partners, and the financial condition of any one of them, as well as on our employees and on the global economy as a whole. The risks and uncertainties also include the uncertainties discussed or identified in the public filings with the SEC and the AMF made by Sanofi, including those listed under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in Sanofi’s annual report on Form 20-F for the year ended December 31, 2022. Other than as required by applicable law, Sanofi does not undertake any obligation to update or revise any forward-looking information or statements.

Additional Information for US Shareholders and Where to Find It

This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Provention Bio, Inc. Sanofi and its acquisition subsidiary have filed with the U.S. Securities and Exchange Commission (the “SEC”) a tender offer statement on Schedule TO, and Provention Bio, Inc. has filed a Solicitation/Recommendation Statement on Schedule 14D-9, all with respect to the Offer (as defined in those documents). HOLDERS OF SHARES OF PROVENTION BIO, INC. ARE URGED TO READ THE RELEVANT TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND THE OTHER TENDER OFFER DOCUMENTS) AND THE SOLICIATION/RECOMMENDATION STATEMENT BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT PROVENTION BIO, INC. STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING SHARES. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, are available to holders of shares of Provention Bio, Inc. at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement are available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting Sanofi’s Investor Relations Department at ir@sanofi.com or on Sanofi’s website at https://en.sanofi.com/investors or by contacting Kristen Kelleher, Investor Relations, at investorrelations@proventionbio.com, or on Provention Bio, Inc.’s website, www.proventionbio.com.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Sanofi files annual and special reports and other information with the SEC and Provention Bio., Inc. files annual, quarterly and special reports and other information with the SEC. You may read and copy any reports or other information filed by Sanofi and Provention Bio., Inc. at the SEC public reference room at 100 F. Street, N.E., Washington D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Sanofi’s and Provention Bio., Inc.’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov

2/2